Exhibit 99.1

Investor Relations Department P.O. Box 31601 Tampa, Florida 33631-3601 Telephone: (813) 871-4404 www.walterind.com

FOR IMMEDIATE RELEASE

KOHLBERG KRAVIS ROBERTS & CO. TO REGISTER ITS
WALTER INDUSTRIES SHARES

TAMPA, FLORIDA, June 23, 2004 – Walter Industries, Inc. (NYSE:WLT), announced today that Kohlberg Kravis Roberts & Co. and affiliates (KKR) have exercised rights to require registration of all Walter Industries common stock that KKR owns.

The Company intends to file a registration statement with the U.S. Securities and Exchange Commission to register the KKR shares as soon as practicable.  KKR and its affiliates collectively hold approximately 10 million, or 27%, of the Company’s outstanding shares of common stock.  Walter Industries will not receive any of the proceeds from the shares of common stock sold by KKR.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the common stock of the Company.

Walter Industries, Inc. is a diversified company with revenues of approximately $1.3 billion.  The Company is a leader in homebuilding, home financing, water transmission products and natural resources.  Based in Tampa, Florida, the Company employs approximately 5,400 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President - Financial Services, at (813) 871-4404.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include, among others, changes in customers’ demand for the Company’s products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs in the Company’s mining operations, changes in customer orders, pricing actions by the Company’s competitors, the collection of $16.2 million of receivables associated with working capital adjustments arising from the sales of certain subsidiaries in 2003, potential changes in the mortgage backed capital market, and general changes in economic conditions.  Risks associated with forward-looking statements are more fully described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

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